Exhibit 19

The Coca-Cola Company
Global Insider Trading Compliance Policy

I.Introduction

The Coca-Cola Company has adopted this Global Insider Trading Compliance Policy (the “Policy”) to promote an understanding of, and compliance with, securities laws that prohibit “insider trading” while in possession of Material Nonpublic Information, as defined below, about The Coca-Cola Company and its domestic and foreign subsidiaries (collectively, the “Company”) or other companies with which the Company has a relationship. Strict laws and regulations in the United States and other countries prohibit the trading of securities based on Material Nonpublic Information.

The Policy seeks to ensure that all Company Directors and Section 16 Officers, as defined below (together, the “Section 16 Persons”), employees of the Company and other individuals to whom the Policy applies, understand and comply with all applicable laws prohibiting insider trading and to prevent even the appearance of improper conduct. Also, the purpose of the Policy is to ensure that the Company itself fulfills its responsibility to comply with those laws by demonstrating that it has taken reasonable steps to prevent insider trading violations and to prevent even the appearance of improper insider trading.

A.Who is Covered by this Policy

The Policy applies to all Section 16 Persons and employees of the Company, wherever located. The Policy also applies to independent contractors, consultants and other persons who have access to Material Nonpublic Information about the Company and its affiliates or other entities, including joint venture partners, distributors, customers, suppliers and vendors. The Policy extends to Related Insiders, as defined below.

Each person subject to the Policy is responsible for complying with it and for ensuring that Related Insiders, whose transactions are subject to the Policy, comply with it.

In all cases, the responsibility for determining whether a person is in possession of Material Nonpublic Information rests with that person, and any action on the part of the Company or its employees pursuant to the Policy, or otherwise, does not in any way constitute legal advice or insulate an individual from liability under the applicable securities laws.

The Policy continues to apply to transactions even after a person’s service with the Company has terminated. That individual may not trade in the securities of the Company or a Business Relationship Company, as defined below, until information about those companies has become public or is no longer material.

B.Definitions

In addition to the terms defined elsewhere in the Policy, the following terms have the meanings listed below:

Business Relationship Companies means companies with which the Company has a relationship (e.g., joint venture partners, distributors, customers, suppliers and vendors) or a prospective relationship (e.g., collaboration partners or M&A targets).

Exchange Act means the U.S. Securities Exchange Act of 1934.

Material Information is information, both positive and negative, if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

•the information, if made public, likely would affect the market price of a security.

There is no bright line test for determining whether particular information is material. Every determination depends on the facts and circumstances unique to each situation. It is important to remember that materiality will be judged with the benefit of hindsight.

While it is not possible to define all categories of material information, examples of material information include:

•a significant merger, joint venture, acquisition, or disposition involving the Company;

•earnings or volume results;
•an extraordinary item for accounting purposes;
•a change in dividend policy;
•expansion or reduction of operations or business disruptions;
•a cybersecurity incident or risk (including vulnerabilities and breaches) that may adversely impact the Company’s business, reputation or share value;

•significant developments regarding customers or suppliers;
•development of a significant new product, process or service;
•changes in the Company’s pricing or cost structure;
•pending regulatory action;
•significant litigation or governmental action;
•changes in auditors or auditor notification that the Company may no longer rely on an audit report;

•a change in control of the Company or a change in senior management; or

•other notable transactions, events or developments outside the ordinary course of business.

Material Nonpublic Information means Material Information, which can be written, spoken or electronic, that has not been broadly disseminated to the public. Information should be considered nonpublic for at least one trading day after it has been distributed to the general public through a press release, filing with the SEC, as defined below, or similar means.

Related Insiders means the family members of the persons subject to the Policy. Family members include spouses, domestic partners, minor children, and adult family members who share the same household, whether or not such individuals are citizens or residents of the United States. Related Insiders also include any other individual or entity whose securities trading decisions are influenced or controlled by any of the persons listed above.

Restricted Persons means Company employees, independent contractors and consultants who, as result of their access to Material Nonpublic Information, are designated “Restricted Persons” from time to time by the Company’s Corporate Secretary. Restricted Persons are subject to certain additional restrictions and are prohibited from trading in Company securities, except during permissible trading periods.

SEC means the U.S. Securities and Exchange Commission.

Section 16 Officers means officers who have been notified by the Company that they are subject to Section 16 of the Exchange Act.

Tipping means disclosing Material Nonpublic Information about the Company or a Business Relationship Company to someone else who may purchase or sell securities of the Company or a Business Relationship Company, or making any recommendation about whether to purchase or sell securities of the Company or a Business Relationship Company on the basis of such information. A person or entity who provides the information is a “tipper” and a person or entity who receives the information is considered a “tippee.”

C.Prohibition Against Insider Trading

U.S. Federal and State securities laws, and similar laws in other jurisdictions around the globe where the Company conducts business, strictly prohibit any person who obtains Material Nonpublic Information, from using that information, either personally or on behalf of others, in connection with the purchase and sale of the securities. It is a violation of the Policy to purchase, sell or gift securities of the Company while in possession of Material Nonpublic Information about the Company, or to purchase, sell or gift securities of a Business Relationship Company while in possession of Material Nonpublic Information about the Business Relationship Company obtained in the course of work for the Company.

Tipping is illegal and is a violation of the Policy. The Policy applies regardless of whether the person or entity who receives the information, the tippee, is related to any individual subject to the Policy and regardless of whether the tipper receives any monetary benefit from the tippee.

D.Trading After Public Announcements

Do not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of Material Nonpublic Information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of Material Nonpublic Information must refrain from any trading activity for at least one trading day after it has been distributed to the general public. Therefore, individuals subject to this Policy must wait one trading day after the release of the Material Nonpublic Information before trading.

E.Hedging

Section 16 Persons and Restricted Persons are prohibited from purchasing any financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities that were either granted as part of the individual’s compensation or that the individual holds directly or indirectly. This restriction also applies to Related Insiders of Section 16 Persons and Restricted Persons. All other Company employees are discouraged from purchasing such financial instruments.

Explanation: Certain financial instruments such as, but not limited to, prepaid variable forward contracts, equity swaps and zero-cost collars and exchange funds, may be designed to hedge or offset a decrease in the market value of equity securities. Hedging transactions involving Company stock may permit a person to continue to own Company stock while limiting the risks and rewards of such ownership. This may cause such person’s interests to no longer be aligned with the objectives of the Company’s other shareowners.

F.Short Sales

Section 16 Persons and Restricted Persons are prohibited from engaging in any “short sale” involving Company securities. This restriction also applies to Related Insiders of Section 16 Persons and Restricted Persons. All other Company employees are discouraged from engaging in short sales of the Company’s securities.

Explanation: A short sale is the sale of a security that the seller (i) does not own, or (ii) already owns but does not deliver within 20 days or does not place in the mail within 5 days of the sale (the so-called short sale “against the box”). A short sale usually involves the borrowing of shares by the seller’s broker for the account of the seller and delivery of the borrowed shares to the buying broker. At some point in the future, the short seller must purchase the securities to cover the short position. Because the short seller hopes that he or she will be able to purchase at a price lower than the price at which the short sale was made, a short seller expects a security to decline in market value from present levels. Short sales can depress the price of securities by signaling to the market that the seller lacks confidence in the Company's prospects.

G.Pledging

Section 16 Persons and Restricted Persons are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin or borrowing against Company securities held in a margin account. This restriction also applies to Related Insiders of Section 16 Persons and Restricted Persons. All other Company employees are discouraged from pledging Company securities, holding Company shares on margin or borrowing against Company shares held in a margin account.

Explanation: Company shares pledged as collateral for a loan may be sold if the borrower defaults on the loan. Similarly, Company shares held in a margin account as collateral for a margin loan may be sold if the account holder fails to meet a margin call. A forced sale following a margin sale or loan default at a time when the pledger is aware of Material Nonpublic Information or otherwise prohibited from trading in Company securities, could violate the Policy.

H. Certain Exceptions

The prohibitions on purchasing, selling or gifting of Company securities, as described in the Policy, do not apply to:
•Mutual Funds/ETFs. Transactions in broadly diversified mutual funds or exchange-traded funds, which are baskets of different types of investments pooled together into a single entity (ETFs) that are invested in Company stock. However, caution is advised before investing in any more narrow-focused mutual funds or ETFs that are heavily weighted in Company stock and/or the beverage industry.

•Stock Options. Exercises of stock options as long as payment of the option exercise price and any taxes is made with already-owned shares of Company stock (through attestation) or cash and any required tax withholding is satisfied by cash, even if not in an open trading period. However, the sale of any Company stock as part of the exercise or following the exercise must comply with the Policy.

•401(k) Savings Plans. Regularly scheduled purchases of Company stock under The Coca-Cola Company 401(k) Plan or other Company savings plan pursuant to a standing payroll deduction election. There are no restrictions on taking a loan from the Company 401(k) Plan or other Company savings plan as long as instructions are provided that the Company stock fund is not to be used to fund the loan. Elections to increase or decrease the amount of periodic contributions to the Company stock fund or to transfer investments into, or out of, the Company stock fund under the Company 401(k) Plan or other Company savings plan, are subject to the trading restrictions in the Policy.

•Global Employee Stock Purchase Plan. Regularly scheduled purchases of Company stock pursuant to the Company’s Global Employee Stock Purchase Plan, provided the election was made in compliance with the Policy. The Policy does apply, however, to the election to participate or to cease participation in the Global Employee Stock Purchase Plan for any enrollment period, and to sales of Company stock acquired pursuant to the Global Employee Stock Purchase Plan.

•Dividend Reinvestment Plan. Purchases of Company stock under the Company’s dividend reinvestment plan resulting from the reinvestment of dividends paid on Company securities. The Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions made to the plan and to the election to participate or increase or decrease the level of participation in the plan. The Policy also applies to the sale of any Company stock purchased pursuant to the plan.

II.Trading Windows and Rule 10b5-1 Plans

A.Trading Windows

Section 16 Persons and Restricted Persons may only purchase, sell or gift Company securities during specified times throughout the year and will be notified of permissible trading windows (sometimes referred to as an “open trading window”) that generally follow each quarterly earnings’ announcement. This restriction also applies to Related Insiders of Section 16 Persons and Restricted Persons. Even during open trading windows, these persons may not trade while aware of Material Nonpublic Information. This policy is intended to help prevent inadvertent violations and insider trading allegations. Exceptions may be made only with the written approval of the Company’s Corporate Secretary, in consultation with other members of the Company’s senior management, as necessary.

Open trading windows are communicated by the Office of the Corporate Secretary and are also posted on the Company insider trading compliance intranet site.

The Company may also impose an event-specific closed trading window on Section 16 Persons, Company employees, independent contractors and consultants, as deemed necessary or appropriate, because of information known to the Company, such as a significant transaction or other matters related to the Company’s business, but not yet disclosed to the general public. Persons notified by the Office of the Corporate Secretary of a special closed trading window or extended restricted period may not disclose the fact that trading has been suspended to anyone, including other Company employees, family members, friends or brokers.

B.Rule 10b5-1 Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act provides an affirmative defense against insider trading under Rule 10b-5. A person subject to the Policy can rely on this defense and purchase or sell Company securities, regardless of their awareness of Material Nonpublic Information, if the transaction occurs pursuant to a pre-arranged written trading plan (a “Rule 10b5-1 Plan”) that was entered into when the person was not in possession of Material Nonpublic Information and that complies with the requirements of Rule 10b5-1 and Company policy.

The Company has engaged a brokerage services firm to facilitate Rule 10b5-1 Plans for Section 16 Persons and other Company employees who are subject to Company-imposed trading restrictions or who regularly have Material Nonpublic Information to trade in Company securities (excluding Company stock held in The Coca-Cola Company 401(k) Plan) throughout the year. Each plan, which must be in writing, must be pre-approved by the Office of the Corporate Secretary and will only be authorized (1) during an open trading window, and (2) if such employee represents that he or she is not aware of Material Nonpublic Information. More information about 10b5-1 Plans is available on the Company’s Global Insider Trading Compliance intranet site.

III.Section 16 Compliance

A.Section 16 Reporting Obligation

Section 16(a) of the Exchange Act of requires Section 16 Persons, who are all subject to reporting obligations under that statute, to file reports of transactions in Company securities with the SEC, which filings in many cases must be made within two business days of the transaction. This reporting requirement applies to most acquisitions and dispositions of Company securities, including sales, purchases, gifts, grants of stock awards, vesting of stock unit awards and exercises of stock options. Section 16 Persons are also required to file a Form 144 prior to or concurrently with the execution of certain transactions.

The responsibility for filing Section 16(a) reports rests on the individual required to file such reports. The Company recognizes that the reporting requirements are complex and will assist the Company’s Section 16(a) filers in making these filings in a timely manner.

B.Section 16(b) “Short-Swing Profit” Restriction

Section 16 Persons are also subject to the SEC’s short-swing profit rules under Section 16(b) of the Exchange Act, which may impose liability with respect to the purchase and sale, or sale and purchase, of securities of the Company within any period of less than six months.

C.Pre-clearance Requirement

Section 16 Persons must pre-clear with the Company’s Corporate Secretary all transactions in Company securities, including trading and other transfers of Company securities. A request for pre-clearance must be in writing (by email) and should be made at least two business days in advance of the proposed transaction. All transactions that are pre-cleared must be effected within three trading days of receipt of pre-clearance unless a longer or shorter period has been specified by the Corporate Secretary. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three trading day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, no individual may effect a transaction while aware of Material Nonpublic Information even if the transaction has been precleared.

IV.Reporting Violations/Seeking Advice

A.Reporting

You should refer any suspected violation of the Policy to EthicsLine (www.KOethics.com) or the Office of the Corporate Secretary. You can report anonymously where permitted by law. In addition, if you:

•receive Material Nonpublic Information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or

•receive confidential information and are unsure if it is within the definition of Material Nonpublic Information or whether its release might be contrary to a fiduciary or other duty or obligation,

do not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Office of the Corporate Secretary. Consulting a colleague may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

B.Individual Responsibility

Each individual subject to the Policy has ultimate responsibility for adhering to the Policy and avoiding improper trading. Appropriate judgement should be exercised in connection with any securities transactions. If you have any questions relating to a proposed transaction or about the scope or application of the Policy, please seek additional guidance from the Office of the Corporate Secretary.

C.Safeguarding Confidential Information

The Coca-Cola Company Code of Business Conduct addresses the safeguarding of confidential information. Confidential information should only be shared with those who have both the authorization to access it and a need to know the information in order to do their jobs. Sharing confidential information with friends or family, or discussing it in public places, such as elevators, public transportation and restaurants or on social media can put that information at risk of being disclosed (and possibly misused).

V.Penalties for Violations

Subject to applicable law, Company employees who violate the Policy may be investigated for a Code of Business Conduct violation and subject to disciplinary action, including termination of employment and possible claims for any damages sustained by the Company as a result of such illicit activities.

In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including tippers and tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against the tipper for the profits made or losses avoided by all tippees, including others who have been tipped by the tippee. Also, significant civil penalties can be imposed on any person who “controls” a person who engages in illegal insider trading and failed to take reasonable steps to prevent such trading.

In the United States and many other countries, the personal consequences of illegal insider trading can be severe. Criminal penalties may also be imposed for insider trading. Any person who “willfully” violates any provision of the Exchange Act (or rule thereunder) may be subject to significant fines and/or imprisonment.

For persons located or engaged in dealings outside the United States, the laws regarding insider trading and similar offenses differ from country to country. Section 16 Persons, employees, and other individuals subject to the Policy, must also abide by the laws of the country where located. However, compliance with the Policy is required even if local law is less restrictive.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of understanding the situation only after it has happened. As a result, before engaging in any transaction, persons subject to the Policy should carefully consider how the transaction may be construed in hindsight.